EXHIBIT 10.51

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into on this 4th day of October, 2011 by and between Comverge, Inc. (hereinafter referred to as “Company”), and Christopher Camino (hereinafter referred to as “Employee”).
W I T N E S S E T H
WHEREAS, Employee has been employed by the Company as Executive Vice President of Sales and Chief Marketing Officer pursuant to an Executive Employment Agreement (“Employment Agreement”) dated June 21, 2010.
WHEREAS, The Company has decided not to renew the Employment Agreement and to end Employee's employment relationship with the Company; and,
WHEREAS, Employee will have continuing obligations to the Company as set forth herein; and,
WHEREAS, the parties have decided to settle all rights, claims, and demands which Employee has against or may have against the Company arising from the non-renewal of the Employment Agreement and/or Employee's termination of employment with the Company; and
WHEREAS, the Company and Employee desire to set forth their respective rights, duties and obligations and desire complete accord and satisfaction of all claims arising therefrom;
NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.    Company's Agreements.
(a)Employee's Employment Agreement has not been renewed pursuant to notice that Employee received on August 31, 2011 and, as a result, his employment is terminated effective December 31, 2011. Upon Employee's execution and non-revocation of this Agreement, and subject to the Employee's fulfillment of his obligations contained herein, the Company agrees to pay Employee as severance pay the amount of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500), which represents six (6) months of Employee's base salary, less any withholdings that are required under federal and state law. This severance will be paid in equal amounts from January 1, 2012 until June 30, 2012 in accordance with the Company's normal pay periods.
(b)Employee will remain employed by the Company until December 31, 2011 and during that time, he will continue to receive his regular, base salary in accordance with the Company's normal payroll practices, subject to all withholding requirements under federal or state law. Except as provided herein, Employee will be entitled to participate in all Company provided benefit plans to which Employee is eligible. Employee shall not be eligible to participate in any bonus or incentive programs or plans.
(c)Employee will be paid accrued and unused PTO and work related expenses through December 31, 2011 on the next normal pay period after December 31, 2011.
(d)After December 31, 2011, Group Medical and Dental benefits may be continued for up to eighteen (18) months at Employee's expense by completion and submittal of the form provided by Human Resources or its designee.
(e)Except as specifically provided herein, Employee shall be entitled to no other payments from the Company.
2.    Employee's Agreements.
(a)    Employee acknowledges and agrees that he has received sufficient notice of the non-renewal of the Employment Agreement and that, other than as provided herein the Company shall have no further obligations to Employee. As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and forever releases the Company and its parent and/or related companies, subsidiaries, or affiliates, and their past, present and future officers, directors, employees, agents and attorneys (collectively “Releases”) from any and all charges, claims, complaints, demands, liabilities, rights, obligations, promises, causes of action, costs, damages at law, expenses (including attorneys' fees and costs actually incurred), and suits hidden, of any nature whatsoever, known or unknown, which Employee ever had, may have, or now has arising from or related to, directly or indirectly, the non-renewal of the Employment Agreement, Employee's employment by the Company or any other events which have occurred as of the date of this Agreement, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act and any and all other federal and state laws or statutes. Notwithstanding the foregoing, Employee does not release any claims under the Age Discrimination in Employment Act that may arise after the execution of this Agreement.
(b)    Employee agrees that from August 31, 2011 until September 30, 2011, Employee has devoted all his working hours to transitioning his job duties and work activities to Bud Vos and George Hunt and that after September 30, 2011, Employee shall not be required to report to the Company's offices unless requested to do so. From September 30, 2011 and until December 31, 2011, Employee agrees to be available to provide additional information to the Company regarding the areas that were within his responsibility and answer questions or assist in the resolution of issues as they arise.
(c)     Effective December 31, 2011, Employee's employment by the Company shall terminate.
(d)     Employee agrees that he will continue to receive his base salary payable in accordance with the Company's normal pay period, until December 31, 2011, but that he will not be entitled to any bonus or incentive pay from the Company for calendar year 2011.

(e)    The parties agree that from September 30, 2011 until December 31, 2011, and during the six-month period of January 1, 2012 through June 30, 2012, Employee is unrestricted from seeking other employment, and such employment shall not affect the Employee's entitlement to the payments from the Company described herein. In the event that Employee obtains employment during the period of September 30, 2011 through December 31, 2011, and is eligible for employer provided benefits through such employer, Employee agrees that he will immediately notify the Company of such employment, that his employment with the Company shall terminate on the date of such notification and that his right to continued participation in any Company sponsored employee benefit plans shall cease in accordance with the terms of such plans.
(f)    Employee acknowledges that the Company has agreed to pay Employee severance pay during the period of January 1, 2012 through June 30, 2012 that the Company is otherwise not obligated to pay. Employee agrees that such severance pay is conditioned upon Employee's continued performance of the following tasks through June 30, 2012:
(1)    At the request of the Company's Chief Executive Officer or his designee, Employee shall be available at reasonable times to respond to questions or provide advice to the Company on matters that were within Employee's area of responsibility while employed by the Company.
(2)    Employee shall fully and completely cooperate with the Company with respect to any requests for assistance and shall provide a timely response to any such request.
(3)    Employee shall, from time to time and as requested, perform such other tasks that are within Employee's knowledge, skill or experience to perform as directed by the Company's Chief Executive Officer or his designee.
Employee's failure or refusal to perform these tasks to the satisfaction of the Company's Chief Executive officer, in his sole discretion, may result in the forfeiture by Employee of any remaining severance payments.
(g)      Employee represents and agrees that he will keep the terms, the amount, and the fact of this Agreement completely confidential and he will not hereafter disclose such information to anyone except for tax advisors, attorneys, and as he may be required to do so by law. Employee further agrees that he will not engage in any conduct which is designed to disparage or has the effect of disparaging the Company or any of its officers, parent, subsidiary, affiliate, or related companies or their agents, employees or representatives.
(h)    Employee represents and warrants that he has been encouraged to seek advice from anyone of his choosing, including his attorney, accountant or tax advisor prior to his signing it; that this Agreement represents written notice that he do so; that he has been given the opportunity and sufficient time to seek such advice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement. Employee understands that he may take up to twenty-one (21) days to consider whether or not he desires to enter into this Agreement. Employee further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine.
(i)    Employee represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.
3.    Other Agreements.
(a)    Employee understands and acknowledges that he has seven (7) days after his acceptance and execution of this Agreement to revoke this Agreement. Should Employee choose to revoke his acceptance and execution of this Agreement within that seven (7) day period, he must submit such revocation in writing to Tracy Caswell, Senior Counsel of the Company prior to the expiration of the seven (7) day period. After such seven (7) day period, this Agreement will be irrevocable.

(b)     Employee represents and acknowledges that he has not executed and does not rely upon any other severance or other obligations of the Company which are not contained in the Employment Agreement and that the Company shall have no obligations under any other severance or other agreement other than this Agreement. Employee further acknowledges that this Agreement supersedes any previous severance or other agreements regarding Employee's employment, right to payment from the Company or severance benefits, whether or not expressed in writing, and the Company's obligation to pay any severance or other benefit other than those obligations set forth herein have terminated and are null and void. This Agreement supersedes and terminates any prior agreements, whether written or otherwise, between Employee and the Company or any predecessor of the Company, except that Employee's post employment obligations contained in the Employment Agreement shall continue in full force and effect in accordance with the terms of the Employment Agreement and Employee shall remain obligated to comply with standard Company policies through and including his last day of employment.
(c)    Employee warrants that he will deliver to the Company all property belonging to the Company no later than his date of termination. Employee acknowledges and agrees that payment from the Company under this Agreement is contingent upon the return of all Company property.
(d)    The Company and Employee agree that the failure of the Company to insist upon any one or more instances relating to the performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.
(e)    The Company and Employee agree that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, and representatives. Neither this Agreement nor any right hereunder may be assigned by Employee.
(f)    The Company and Employee agree that this Agreement sets forth the full and complete understanding of the parties with respect to the matters addressed herein and that the validity of this Agreement and any of the provision hereof shall be interpreted, construed, and determined and according to the laws of the Commonwealth of Pennsylvania.
4.    Employee Statement.
I have read and understand this entire Agreement. I understand that I have Twenty One (21) days to consider whether or not I desire to enter into this Agreement. I understand that I have seven (7) days to revoke this Agreement even after I provide a signed copy to the Company. After the expiration of such seven (7) day period, this Agreement will be binding upon me and will be irrevocable.
I understand that by signing this Agreement, I am giving up rights I may have. I understand I do not have to sign this Agreement.

Christopher Camino
/s/ Christopher Camino
Date: October 4, 2011

Comverge, Inc.
/s/ Steve K. Moffitt
By: Steve K. Moffitt
Date: October 4, 2011